Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 4

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below with respect to a person not previously listed in the prospectus or in any amendments or supplements thereto:

Name of Selling Shareholder	Prior to the Offering		Number of Common Shares Registered for Resale[2]	After the Offering
	Number of Common Shares Beneficially Owned[1]	Percentage of Common Shares Outstanding		Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Senior Management, Their Transferees and Certain Other Holders[3]:
Fidelity Investments Charitable Gift Fund[4]	75,000	*	75,000	—	*
Gould Academy[5]	5,500	*	5,500	—	*
University of San Diego[6]	5,500	*	5,500	—	*
Lafayette Arts and Science Foundation[7]	5,500	*	5,500	—	*
East Bay Community Foundation[8]	27,000	*	27,000	—	*
Rappaport Family Foundation[9]	146,652	*	146,652	—	*

*	Less than one percent of the Seagate common shares outstanding as of October 21, 2005.

[1]	The amounts set forth in this column include the common shares beneficially owned by each selling shareholder as of October 21, 2005 (including options to purchase Seagate common shares that are exercisable as of October 21, 2005 or will become exercisable within sixty days thereof) as well as those Seagate common shares that have been or will be transferred to such selling shareholder by a person to whom such Seagate common shares were distributed on a monthly basis by New SAC subsequent to September 30, 2005 as part of New SAC’s previously disclosed distribution strategy with respect to its holdings of Seagate common shares described in the section of the prospectus entitled “Selling Shareholders – About New SAC and its Distributions to the Selling Shareholders”.

[2]	The amounts set forth in this column are the amounts of Seagate common shares that may be offered by each selling shareholder using this prospectus supplement and represent those Seagate common shares that have been or will be transferred to such selling shareholder by a person to whom such Seagate common shares were distributed on a monthly basis by New SAC subsequent to September 30, 2005 as part of New SAC’s previously disclosed distribution strategy with respect to its holdings of Seagate common shares described in the section of the prospectus entitled “Selling Shareholders – About New SAC and its Distributions to the Selling Shareholders”. These amounts do not include the quarterly distributions to the selling shareholders by New SAC that were made in May, July and October 2005 or the quarterly distribution that is expected to be made in January 2006 or any other common shares of ours that selling shareholders may own beneficially or otherwise.

[3]	This category includes selling shareholders who (i) are currently or have in the past served in a senior management capacity for Seagate (i.e. Senior Vice President and above), (ii) are currently members of the board of directors of Seagate who are not otherwise described in the selling shareholder table (iii) will hold more than 100,000 shares of Seagate common stock upon completion of the monthly and quarterly distributions described in the section of the prospectus entitled “Selling Shareholders – About New SAC and its Distributions to the Selling Shareholders” or (iv) have received shares of New SAC (or shares of Seagate common stock that were distributed on a monthly basis by New SAC subsequent to September 30, 2005 as part of New SAC’s previously disclosed distribution strategy with respect to its holdings of Seagate common shares described in the section of the prospectus entitled “Selling Shareholders – About New SAC and its Distributions to the Selling Shareholders”) from any of such persons described in (i), (ii) or (iii).

[4]	The Board of Trustees of the Fidelity Investments Charitable Gift Fund exercises dispositive power over the Seagate common shares. The members of the Board of Trustees are David L. Giunta, Mark S. Alcaide, Karla D. Valas, Diane Garfield, Lorraine Hubrich, James C. Quinn and Errol Yudelman.

[5]	Becky Cummings, pursuant to authority delegated to her by the Board of Directors of Gould Academy, exercises dispositive power over the Seagate common shares.

[6]	Paul E. Bissonnette, Vice President for Finance and Administration of the University of San Diego, and James H. Pehl, Director of Budget and Treasury of the University of San Diego, exercise dispositive power over the Seagate common shares.

[7]	Nancy K. Falk and Caesar C. Perales, President and Treasurer, respectively, of the Lafayette Arts & Science Foundation, exercise dispositive power over the Seagate common shares.

[8]	Michael M. Howe, President of the East Bay Community Foundation exercises dispositive power over the Seagate common shares.

[9]	Andy Rappaport and Deborah Rappaport exercise dispositive power over the Seagate common shares.

The date of this prospectus supplement is December 27, 2005.